DatChat Announces Strategic Alliance with AVTR Studios Taipei for Metaverse Integration

DatChat to Integrate VenVūū NFT Monetization Platform into the AVTR Studios Taipei Metaverse Platform

NEW BRUNSWICK, N.J., May 2, 2022 — DatChat, Inc. (“DatChat” or the “Company”) (Nasdaq: DATS), a blockchain-enabled cybersecurity, metaverse advertising platform and social media company, today announced that it has entered into a strategic alliance (“the Alliance”) with AVTR Studios Taipei to integrate its VenVūū NFT monetization platform into AVTR Studios Taipei’s metaverse. AVTR Studios Taipei is a Web3 platform specializing in non-fungible token architecture, immersive metaverse environments, play-to-earn tokenization and virtual asset royalty streams.

The Alliance establishes a working relationship between DatChat’s VenVūū platform and AVTR Studios Taipei’s metaverse. The primary objective of the Alliance is to integrate the VenVūū NFT monetization platform into AVTR Studios Taipei’s hyper realistic digital environment. Additionally, both entities are expected to mutually benefit from the cross-promotion of each other’s platforms and products.

“The Alliance with AVTR Studios Taipei will enhance DatChat’s VenVūū presence as a leading NFT monetization platform. We forsee a great opportunity for creators in AVTR Studios Taipei’s metaverse to take advantage of the VenVūū solution,” said DatChat’s CEO, Darin Myman.

“We are thrilled to be working with DatChat to create new opportunities for our metaverse community, The space is experiencing rapid growth and this alliance allows our metaverse and users to maintain pace with that trajectory,” added by Hong-Wei Zhou, Chief Executive Officer of AVTR Studio Taipei.

To learn more, visit VenVūū.io.

About DatChat, Inc.

DatChat Inc. is a blockchain-enabled cybersecurity, metaverse advertising platform and social media Company. DatChat’s Messenger & Private Social Network via application presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. The Company’s patented technology offers users a traditional texting experience while providing control and security for their messages. The Company continues to innovate and implement strategic initiatives to increase the adoption of blockchain technology and advance its Social Network+ and Metaverse initiatives. For more information, please visit datchat.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Investor Relations contact:
Alex Thompson
Gateway Group, Inc.
(949) 574-3860
DATS@gatewayir.com

Press contact:
Zach Kadletz
Gateway Group, Inc.
(949) 574-3860
DATS@gatewayir.com